Exhibit 99.1

SmartStop Self Storage REIT, Inc. Declares Updated Estimated Per Share Value

LADERA RANCH, CALIF. – January 16, 2024 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company”), a self-managed and fully integrated self storage company, today announced that on January 15, 2024, its board of directors declared an updated estimated Net Asset Value (“NAV”) per share of $15.25 for its Class A and Class T shares, as of September 30, 2023. SmartStop’s previous estimated NAV per share was $15.21 as of September 30, 2022.

“I am pleased to report that SmartStop’s estimated NAV per share has increased from our most recently declared NAV,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “The nearly $3 billion declared valuation is a direct reflection of our investment strategy focused on acquiring and developing properties located in high quality sub-markets across North America, as well as our leading technology-powered operations and growing Managed REIT Platform. We are extremely proud of the SmartStop® Self Storage operating team and platform, the fantastic team of acquisitions professionals who helped build this portfolio, and all of our teammates who persistently drive value for our stockholders.”

On January 15, 2024, SmartStop’s board of directors approved the estimated per share NAV of $15.25 based on the estimated value of SmartStop’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of September 30, 2023.

Robert A. Stanger & Co., Inc. (“Stanger”), an independent third party valuation firm, was engaged to provide valuation services of SmartStop’s assets and liabilities, including 156 wholly-owned self storage properties and the Company’s headquarters, as well as interests in eight joint venture operating properties. Upon the nominating and corporate governance committee’s receipt and review of Stanger’s appraisal report and net asset value report, the committee determined that an estimated value per share of range of $14.14 to $16.46 was reasonable and recommended to the board that it adopt the midpoint of that range, $15.25, as the estimated value per share for the SmartStop’s Class A shares and Class T shares.

SmartStop acquired its wholly-owned appraised properties for approximately $1.9 billion and invested approximately $90 million subsequent to purchase. The total estimated value of the properties was approximately $2.7 billion as of September 30, 2023 at the midpoint, representing an approximate 35.5% increase in the total value over the aggregate purchase price.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the jurisdiction where each real property is located.

The valuation was determined in compliance with the Institute for Portfolio Alternatives’ practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SmartStop’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on January 16, 2024.

In connection with the updated estimated NAV, SmartStop’s board of directors also approved an update to the purchase price of shares offered under SmartStop’s Distribution Reinvestment Plan (“DRP”) of $15.25, effective for distribution payments being paid in February 2024. Additionally, SmartStop’s Share Redemption Program (“SRP”) will also be updated to a redemption price of $15.25, effective beginning with redemption requests submitted during the fourth quarter of 2023, which will be redeemed at the end of January 2024. The SRP remains suspended other than for redemptions sought in connection with a stockholder’s death, qualifying disability, confinement to a long-term care facility or other exigent circumstances.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 500 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of January 15, 2024, SmartStop has an owned or managed portfolio of 194 operating properties in 22 states and Canada, comprising approximately 137,000 units and 15.4 million rentable square feet. SmartStop and its affiliates own or manage 33 operating self-storage properties in Canada, which total approximately 28,800 units and 3.0 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-542-3331

IR@smartstop.com